Exhibit 99.1

Contact:  Steve Pickman or Marta Myers
913-367-1480

FOR IMMEDIATE RELEAE:   MGP INGREDIENTS BOARD

DECLARES DIVIDEND

ATCHISON, Kan., August 31, 2006—The Board of Directors of MGP Ingredients, Inc. (Nasdaq/MGPI) today declared a dividend of 20 cents ($0.20) per share on the company’s common stock.  The dividend is payable on October 4, 2006 to stockholders of record as of September 19, 2006.

“MGP Ingredients has just come off a year of improved profitability driven by a strong performance in the company’s distillery products segment,” said Board Chairman Cloud L. “Bud” Cray.  “For this reason, and because we remain optimistic about the company’s future growth capabilities, the board has approved this dividend, which represents an increase of 5 cents ($0.05) per share compared to the dividend that was declared approximately one year ago.”

In business since 1941, MGP Ingredients is an innovative pioneer in the development and production of natural grain-based products, including specialty and commodity proteins and starches, and food grade and fuel grade alcohol.  The company operates facilities in Atchison, Kansas City and Onaga, Kan., and Pekin, Ill.

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